Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of this July 1, 2016 (the “Effective Date”) by and between CHINA BIOLOGIC PRODUCTS, INC., a Delaware corporation (the “Company”) and Mr. Hui (David) Li (hereinafter referred to as the “Consultant”).

WHEREAS, the Company desires to appoint the Consultant as senior independent consultant to the Company and the Consultant desires to provide consulting services to the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for other valuable consideration the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.     Senior Strategic and Investment Consulting Agreement. The Company hereby agrees to employ Consultant as a consultant to perform the tasks and duties which are set forth on the Description of Duties attached hereto as Exhibit A, together with such additional duties and tasks upon which the Company and Consultant may agree (the “Consulting Services”) from time to time. The parties agree and intend that Consultant shall be an independent consultant. The Company shall not supervise Consultant's performance of services pursuant to this Agreement, but its representatives shall meet from time to time with Consultant to review and discuss Consultant's progress in performing specified services. Consultant may perform its services during such hours and at such locations reasonably requested by the Company; provided, however, that if Consultant renders services at the Company's place of business, Consultant shall observe the Company's normal business hours.

2.     Term. Subject to Section 4 herein, the term of this Agreement shall be 36 months, commencing on the Effective Date (the “Term”) to July 1, 2019. The Term may be further extended upon mutual agreement by the parties.

3.     Compensation. During the Term of this Agreement, the Company shall be obligated to compensate Consultant as follows:

(a)     The Consultant shall be awarded 15,000 shares of the Company’s restricted stock, which will vest in three equal portions over 36 months with three vesting dates on July 2, 2017, July 2, 2018 and July 2, 2019, respectively. The restricted stock will be evidenced by a restricted stock agreement as contemplated by the Company’s 2008 Employee Incentive Plan (the “Plan”), in the form attached hereto as Exhibit B, both of which will govern the restricted stock, notwithstanding any other provision of this Agreement.  The parties hereby confirm that the Consultant shall remain as an Employee of the Company as such term is defined in the Plan during the Term of this Agreement.

(b)     Consultant hereby expressly and irrevocably release and forever discharges the Company, its officers, directors, employees, agents, counsels, accountants, affiliates (collectively, the “Releasees”) from any and all claims, demands, judgments, proceedings, causes of action, orders, obligations, contracts, agreements, liens, accounts, costs and expenses (including attorney’s fees and court costs), debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, matured or unmatured, both at law (including federal and state securities laws) and in equity, which the Consultant or any of the Consultant’s affiliates and/or heirs now have or have ever had against the Releasees arising out of being an Employee of the Company, except for its rights to receive the Company’s restricted stock so awarded under this Agreement and the right to receive shares of the Company’s common stock upon the vesting of such restricted stock as so awarded in accordance with the terms of the Plan and the applicable restricted stock agreement.

(c)      Consultant hereby acknowledges that he shall be entitled to no compensation for rendering the Consulting Services other than the Company’s restricted stock so awarded in accordance with Section 3(a) above.

4.     EXPENSES. The Company will reimburse the Consultant for pre-approved reasonable business related expenses incurred in good faith in the performance of the Consultant’s duties for the Company. Such payments shall be made by the Company upon submission by the Consultant of a signed statement itemizing the expenses incurred. Such statement shall be accompanied by sufficient documentary matter to support the expenditures.

5.      Termination. The Term of this Agreement may be terminated by either party upon thirty (30) days’ prior written notice.

6.     Adherence to Laws. Consultant represents and warrants that in carrying out the Consulting Services and his duties and responsibilities under this Agreement, he neither will undertake nor cause, nor permit to be undertaken, any activity which either (i) is illegal under any applicable laws, decrees, rules or regulations or (ii) would have the effect of causing Consultant to be in violation of any applicable laws, decrees, rules or regulations.

7.     Limitation on Liability; Indemnification. Consultant’s liability for claims based on, or arising out of this Agreement shall not exceed the amount of all payments actually paid by Company to Consultant. Consultant shall not be liable for any indirect, special, incidental or consequential damage irrespective of whether Consultant has advance notice of the possibility of such damages. Company shall defend, indemnify and hold harmless Consultant from and against any and all damages, claims (contract or tort), liability, and expense whatsoever, including attorneys’ fees and related disbursements, incurred in connection with the Consulting Services provided by Consultant.

8.     Amendment and Waiver. The terms of this Agreement may not be modified other than in a writing signed by the parties. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.     Return of Materials. All documents, whether hard copy or electronic versions, and all data in Consultant’s possession or kept by Consultant in connection with the consulting services are the exclusive property of Company. Consultant shall return to Company, or destroy at the request of Company, all property (including hardware, office equipment, keys and the like) and all documents or other memorializations of Company upon termination of this Agreement, whether or not for cause and whatever the reason and regardless of whether any party has breached this Agreement. If requested by Company, Consultant will certify in writing such property, documents and other memorializations of data have been returned or destroyed.

10.      Confidentiality. Consultant agrees to keep confidential any and all nonpublic information regarding the Company obtained through the provision of the Consulting Services (the “Confidential Information”). Notwithstanding the foregoing and subject to any restriction under applicable laws, Consultant shall be entitled to (i) disclose the Confidential Information to any of his attorneys or other professional advisors strictly on a need-to-know basis where such persons or entities are under appropriate non-disclosure obligations substantially similar to those set forth in this Section 9, and (ii) disclose any Confidential Information if such Confidential Information has become publicly available (other than by breach of this Agreement). In the event that Consultant is requested by any governmental authority or becomes legally required to disclose, under applicable laws, any Confidential Information, Consultant shall to the extent not prohibited by law provide the Company with prompt written notice of that fact (or where prior disclosure is not permitted, as soon as practicably possible after such disclosure) and shall consult with the Company regarding such disclosure. Consultant shall, to the extent possible and with the cooperation and reasonable efforts of the Company, seek a protective order, confidential treatment or other appropriate remedy. In such event, Consultant shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

11.     Notices. All notices, demands, consents or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered, sent postage prepaid by registered or certified mail, return receipt requested, such receipt showing delivery to have been made, or sent overnight by prepaid receipt courier to the address of the parties set forth on the signature page hereof, or to such other addresses as may hereafter be furnished in writing by the respective parties if given in the manner required above.

12.     Entire Agreement. This Agreement, together with the exhibits hereto, incorporate the entire understanding among the parties relating to the subject matter hereof, recites the sole consideration for the promises exchanged and supersedes any prior agreements between Consultant and the Company with respect to the subject matter hereof. In reaching this Agreement, neither party has relied upon any representation or promise except those set forth herein.

13.     No Assignment. Neither this Agreement, nor any right or interest hereunder, shall be assignable by Consultant, his beneficiaries or his legal representatives, without the prior written consent of the Company. Except as required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

14.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any otherwise applicable principle of conflicts of laws except as they maybe preempted by, or in conflict with, any federal laws, rules, regulations or regulatory action.

15.     Counterparts/Facsimile. This Agreement may be executed by either of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement may be executed by facsimile.

16.     Company Actions. Consultant acknowledges that in any action by the Company to enforce the provisions of this Agreement, claims asserted by Consultant against the Company arising out of this Agreement shall not constitute a defense to enforcement of Consultant’s obligations hereunder.

17.     Non-Competition. During the course of the Term hereof, Consultant shall not without the prior approval of the Company engage or be concerned or interested directly or indirectly as principal, agent, employee or otherwise (except in his capacity employed hereunder) in the similar business or activities being carry on by the Company or be personally employed or engaged with or without any consideration in any capacity whatsoever in or in connection with any business whatsoever other than the business of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

CHINA BIOLOGIC PRODUCTS, INC.

By:	/s/ David Gao
David Gao
Chairman & Chief Executive Officer

CONSULTANT

/s/ David Li
David Li

Address:

EXHIBIT A

Description of Duties

Consultant will mainly assist the Company and management on matters, including, but limited to:

1.	advise CEO on the Company’s short-term and long-term strategies setting;

2.	advise on potential merger and acquisition transactions;

3.	advise on potential transactions including strategic partnership, technology partnership, joint ventures and alliances; and

4.	assist CEO in potential financial and capital market activities.

EXHIBIT B

Form of Restricted Stock Agreement